Exhibit 10.1

FEDERAL DEPOSIT INSURANCE CORPORATION

WASHINGTON, D.C.

WASHINGTON DEPARTMENT OF FINANCIAL INSTITUTIONS

OLYMPIA, WASHINGTON

In the Matter of FIRST SAVINGS BANK NORTHWEST RENTON, WASHINGTON (INSURED STATE NONMEMBER BANK)	) ) ) ) ) ) ) )	CONSENT ORDER FDIC-10-524b

The Federal Deposit Insurance Corporation ("FDIC") is the appropriate Federal banking agency for First Savings Bank Northwest, Renton, Washington ("Bank") under Section 3(q) of the Federal Deposit Insurance Act ("FDI Act"), 12 U.S.C. § 1813(q)(3). The Washington Department of Financial Institutions ("WDFI") is the appropriate State banking agency for the Bank under Title 32 of the Revised Code of Washington ("RCW").
The Bank, by and through its duly elected and acting Board of Directors ("Board"), has executed a Stipulation to the Issuance of a Consent Order ("Stipulation"), dated September 22, 2010, that is accepted by the FDIC and the WDFI. With the Stipulation, the Bank has consented, without admitting or denying any charges of unsafe or unsound banking practices relating to, among other things, the Bank's asset quality, earnings and, management, to the issuance of this Consent Order ("Order") by the FDIC and the WDFI pursuant to Section 8(b)(1) of the FDI Act, and RCW Anno. § 32.04.250.

Having determined that the requirements for issuance of an order under Section 8(b) of the FDI Act, 12 U.S.C. § 1818(b), and RCW have been satisfied, the FDIC and the WDFI hereby order that:
1.    The Bank shall have and retain qualified management.
       (a)    Each member of management shall have qualifications and experience commensurate with his or her duties and responsibilities at the Bank. Management shall include the following: (i) a chief executive officer with proven ability in managing a bank of comparable size and risk profile; (ii) a chief financial officer with proven ability in all aspects of financial management; and (iii) a senior lending officer with significant lending, collection, and loan supervision experience and experience in upgrading a low quality loan portfolio. Each member of management shall be provided appropriate written authority from the Board to implement the provisions of this Order.
                              (b)    The qualifications of management shall be assessed on its ability to:
                                               (i)       comply with the requirements of this Order;
                                               (ii)  operate the Bank in a safe and sound manner;
                                               (iii)     comply with applicable laws and regulations; and
                                              (iv)     restore all aspects of the Bank to a safe and sound condition, including asset quality, capital adequacy, earnings, management effectiveness, liquidity, and sensitivity to market risk.
                              (c)    During the life of this Order, the Bank shall notify the Regional Director of the FDIC's San Francisco Regional Office ("Regional Director") and the Director of Banks of the Washington Department of Financial Institutions ("Director of Banks") in writing when it proposes to add or replace any individual on the Board, or employ any individual to serve as a senior executive officer, or change the responsibilities of any existing senior executive officer to include the responsibilities of another senior executive officer position. The term "senior executive officer" shall have the same meaning ascribed to it in Part 303 of the FDIC's Rules and Regulations, 12 C.F.R. § 303.101. The notification shall include a completed Interagency Biographical and Financial Report and Interagency Change in Director or Senior Executive Officer and must be received at least 30 days before the addition, employment or change of responsibilities is intended to become effective. The Regional Director and the Director of Banks shall have the power under the authority of this Order to disapprove the addition, employment or change of responsibilities of any proposed officer or director.
        (d)    The requirement to submit information and the prior disapproval provisions of this paragraph are based upon the authority of 12 U.S.C. § 1818(b) and do not require the Regional Director and the Director of Banks to complete their review and act on any such information or authority within 30 days, or any other timeframe. The Bank shall not add, employ or change the responsibilities of any proposed director or senior executive officer until such time as the Regional Director and the Director of Banks have completed their review.
    2.            Within 30 days from the effective date of this Order, the Board shall increase its participation in the affairs of the Bank, assuming full responsibility for the approval of sound policies and objectives and for the supervision of all of the Bank's activities, consistent with the role and expertise commonly expected for directors of banks of comparable size. This participation shall include meetings to be held no less frequently than monthly at which, at a minimum, the following areas shall be reviewed and approved: reports of income and expenses; new, overdue, renewal, insider, charged-off, and recovered loans; investment activity; liquidity and funds managements activities; operating policies; and individual committee actions. The

Board minutes shall document these reviews and approvals, including the names of any dissenting directors.
3.  Within 90 days from the effective date of this Order, the Board shall obtain an independent study of the management and personnel structure of the Bank to determine whether the Bank is staffed by qualified individuals commensurate with its size and risk profile to ensure the safe and profitable operation of the Bank. Such study shall include, at a minimum, a review of the duties, responsibilities, qualifications, and remuneration of the Bank's officers, an evaluation of management resources, and recommendations regarding management and staffing in the context of the Bank's strategic plan. A copy of the study shall be submitted to the Regional Director and the Director of Banks. The Board shall adopt a plan to implement the recommendations of the study. The plan policy and its implementation shall be satisfactory to the Regional Director and the Director of Banks as determined at subsequent examinations and/or visitations.
4.  (a)            Within 30 days from the effective date of this Order, the Bank shall increase and thereafter maintain its Tier 1 capital in such an amount to ensure that the Bank's leverage ratio equals or exceeds 10 percent.
         (b)   Within 30 days from the effective date of this Order, the Bank shall maintain its total risk-based capital ratio in such an amount as to equal or exceed 12 percent.
         (c)   Within 60 days from the effective date of this Order, the Bank shall develop and adopt a plan to meet and maintain the capital requirements of this Order and to comply with the FDIC's Statement of Policy on Risk-Based Capital contained in Appendix A to Part 325 of the FDIC's Rules and Regulations, 12 C.F.R. Part 325, Appendix A. Such plan and its implementation shall be in a form and manner acceptable to the Regional Director and the Director of Banks as determined at subsequent examinations and/or visitations.
(d)  The level of capital to be maintained during the life of this Order shall be in addition to a fully funded allowance for loan and lease losses, the adequacy of which shall be satisfactory to the Regional Director and the Director of Banks as determined at subsequent examinations and/or visitations. Any increase in Tier 1 capital necessary to meet the requirements of this paragraph may not be accomplished through a deduction from the Bank's allowance for loan and lease losses.
(e)  If all or part of the increase in capital required by this Order is accomplished by the sale of new securities, the Board shall adopt and implement a plan for the sale of such additional securities, including the voting of any shares owned or proxies held or controlled by them in favor of the plan. Should the implementation of the plan involve a public distribution of the Bank's securities (including a distribution limited only to the Bank's existing shareholders), the Bank shall prepare offering materials fully describing the securities being offered, including an accurate description of the financial condition of the Bank and the circumstances giving rise to the offering, and any other material disclosures necessary to comply with the Federal securities laws. Prior to the implementation of the plan and, in any event, not less than 20 days prior to the dissemination of such materials, the plan and any materials used in the sale of the securities shall be submitted to the FDIC, Registration, Disclosure and Securities Unit, 550 17th St. N.W., Washington, D.C. 20429, for review. Any changes requested by the FDIC shall be made prior to dissemination. If the increase in capital is provided by the sale of noncumulative perpetual preferred stock, then all terms and conditions of the issue, including but not limited to those terms and conditions relative to interest rate and convertibility factor, shall be presented to the Regional Director and the Director of Banks for prior approval.
                           (f)  In complying with the provisions of this paragraph, the Bank shall provide to any subscriber and/or purchaser of the Bank's securities, a written notice of any planned or existing development or other changes which are materially different from the information reflected in any offering materials used in connection with the sale of Bank securities. The written notice required by this paragraph shall be furnished within 10 days from the date such material development or change was planned or occurred, whichever is earlier, and shall be furnished to every subscriber and/or purchaser of the Bank's securities who received or was tendered the information contained in the Bank's original offering materials.
                            (g)  For the purposes of this Order, the terms "leverage ratio", "Tier 1 capital" and "total risk-based capital ratio" shall have, the meanings ascribed to them in Part 325 of the FDIC's Rules and Regulations, 12 C.F.R. §§ 325.2(m), 325.2(v), 325.2(y), and Appendix A.
5.  The Bank shall not pay cash dividends or any other form of payment or distribution representing a reduction of Bank capital without the prior written approval of the FDIC. All requests for prior approval shall be received by the FDIC at least thirty (30) days prior to the earlier of the proposed declaration or distribution date.
6.  (a)         Within 30 days from the effective date of this Order, the Bank shall eliminate from its books, by charge-off or collection, all assets classified "Loss" and one-half of the assets classified "Doubtful" in the ROE that have not been previously collected or charged off. Elimination of these assets through proceeds of other loans made by the Bank is not considered collection for the purpose of this paragraph.

(b)  Within 180 days from the effective date of this Order, the Bank shall have reduced the assets classified "Substandard" in the ROE, that have not previously been charged off to not more than 65 percent of the Bank's Tier 1 capital and ALLL as of the ROE effective date of December 31, 2009.
(c)  The requirements of this paragraph are not to be construed as standards for future operations and, in addition to the foregoing, the Bank shall eventually reduce the total of all adversely classified assets. Reduction of these assets through proceeds of other loans made by the Bank is not considered collection for the purpose of this paragraph. As used in this paragraph the word "reduce" means:
(i)        to collect;
(ii)       to charge-off; or
(iii)  to sufficiently improve the quality of assets adversely classified to warrant removing any adverse classification, as determined by the FDIC and the WDFI.
7.            Within 60 days from the effective date of this Order, the Board shall review the appropriateness of the Bank's allowance for loan and lease losses ("ALLL") and revise or establish a comprehensive policy for determining an appropriate level of the ALLL, including documenting its analysis according to the standards set forth in the July 25, 2001 Interagency Policy Statement on Allowance for Loan and Lease Losses Methodologies and Documentation for Banks and Savings Associations. For the purpose of this determination, an appropriate ALLL shall be determined after the charge-off of all loans or other items classified "Loss." The policy shall provide for a review of the ALLL at least once each calendar quarter. Said review shall be completed in order that the findings of the Board with respect to the ALLL are properly reported in the quarterly Reports of Condition and Income. The review shall focus on the accounting standards set forth in the Financial Accounting Standards Board Accounting Standards Codification ("ASC") 450 (formerly known as FAS 5) and ASC 310-40 (formerly known as FAS 114), the results of the Bank's internal loan review, loan and lease loss experience, trends of delinquent and non-accrual loans, an estimate of potential loss exposure of significant credits, concentrations of credit, and present and prospective economic conditions. A deficiency in the ALLL shall be remedied in the calendar quarter it is discovered, prior to submitting the Report of Condition, by a charge to current operating earnings. The minutes of the Board meeting at which such review is undertaken shall indicate the results of the review. The Bank's policy for determining the adequacy of the Bank's ALLL and its implementation shall be satisfactory to the Regional Director and the Director of Banks as determined at subsequent examinations and/or visitations.
      8.            (a)    Beginning with the effective date of this Order, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank that has been charged off or classified, in whole or in part, "Loss" and is uncollected. This paragraph shall not prohibit the Bank from renewing or extending the maturity of any credit in accordance with the Financial Accounting Standards Board ("FASB") Accounting Standards Codification 470-60 ("ASC 470-60"), formerly known as FASB Statement Number 15 ("FAS 15").
              (b)    Beginning with the effective date of this Order, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank that has been classified, in whole or part, "Doubtful" or Substandard" without the prior approval of a majority of the Board or loan committee of the

Bank. The Board and loan committee shall not approve any extension of credit or additional credit to such borrowers without first collecting in cash all past due interest.
9.  (a)     Within 90 days from the effective date of this Order, the Bank shall develop or revise, adopt, and implement written lending and collection policies and practices to provide effective guidance and control over the Bank's lending function, including an accurate and timely loan grading system. Such policies, practices, and their implementation shall be satisfactory to the Regional Director and the Director of Banks as determined at subsequent examinations and/or visitations.
         (b)      The initial revisions to the Bank's loan policy and practices required by this paragraph shall, at a minimum, address all credit administration and underwriting recommendations noted in the ROE, including prudent limits on and adequate oversight of loans to one borrower or closely related borrowers.
10.  Within 60 days from the effective date of this Order, the Bank shall develop or revise, adopt, and implement a written plan, approved by its Board and acceptable to the Regional Director and the Director of Banks for systematically reducing the amount of loans or other extensions of credit advanced, directly or indirectly, to or for the benefit of, any borrowers in the "Commercial Real Estate" Concentration. Such plan shall be in conformance with Appendix A of Part 365 of the FDIC's Rules and Regulations, 12 C.F.R. Part 365, Appendix A; and Financial Institution Letter (FIL)-104-2006, Commercial Real Estate Lending Joint Guidance, dated December 12, 2006.
11.  Within 60 days from the effective date of this Order, the Bank shall develop or revise, adopt, and implement a written liquidity and funds management policy that adequately addresses liquidity needs and appropriately reduces its reliance on non-core funding sources.

Such policy and its implementation shall be satisfactory to the Regional Director and the Director of Banks as determined at subsequent examinations and/or visitations.
12.           Within 60 days from the effective date of this Order, the Bank shall develop or revise, adopt, and implement a written three-year strategic plan. Such plan shall be submitted to the Regional Director and the Director of Banks and shall include specific goals for the dollar volume of total loans, total investment securities, and total deposits as of year-end 2010, 2011, and 2012. For each time frame, the plan will also specify:
(a)  the anticipated average maturity and average yield on loans and securities;
(b)  the average maturity and average cost of deposits;
(c)  the level of earning assets as a percentage of total assets; and
(d)  the ratio of net interest income to average earning assets.
Such plan and its implementation shall be satisfactory to the Regional Director and the Director of Banks as determined at subsequent examinations and/or visitations.
13.          During the life of this Order, the Bank shall comply with the provisions of section 337.6 of the FDIC's Rules and Regulations, 12 C.F.R. § 337.6.
14.           Within 60 days from the effective date of this Order, the Bank shall eliminate and/or correct all violations of law, as more fully set forth in the ROE. In addition, the Bank shall take all necessary steps to ensure future compliance with all applicable laws and regulations.
                   15.    Within 30 days of the end of the first quarter following the effective date of this Order, and within 30 days of the end of each quarter thereafter, the Bank shall furnish written progress reports to the Regional Director and the Director of Banks detailing the form and manner of any actions taken to secure compliance with this Order and the results thereof. Such reports shall include a copy of the Bank's Reports of Condition and Income. Such reports may be discontinued when the corrections required by this Order have been accomplished and the Regional Director and the Director of Banks have released the Bank in writing from making further reports.

     16.   Following the effective date of this Order, the Bank shall provide a copy of the Order or otherwise furnish a description of the Order to its shareholder(First Financial Northwest, Inc.) in conjunction with the next board meeting of First Financial Northwest, Inc. in which case such description shall fully describe the Order in all material respects. The description and any accompanying communication, statement, or notice shall be sent to the FDIC, Division of Supervision and Consumer Protection, Accounting and Securities Disclosure Section, 550 17th Street, N.W., Washington, D.C. 20429, at least 20 days prior to dissemination to the shareholder. Any changes requested to be made by the FDIC shall be made prior to dissemination of the description, communication, notice, or statement.
          The provisions of this Order shall not bar, estop, or otherwise prevent the FDIC, the WDFI, or any other federal or state agency or department from taking any other action against the Bank or any of the Bank's current or former institution-affiliated parties, as that term is defined in Section 3(u) of the FDI Act, 12 U.S.C. § 1813(u).
          This Order will become effective upon its issuance by the FDIC and the WDFI.
                 The provisions of this Order shall be binding upon the Bank, its institution-affiliated parties, and any successors and assigns thereof.
          The provisions of this Order shall remain effective and enforceable except to the extent that and until such time as any provision has been modified, terminated, suspended, or set aside by the FDIC and the WDFI.

Issued pursuant to delegated authority

Dated at San Francisco, California, this 24th day of September, 2010

/s/ J. George Doerr	/s/Brad Williamson
J. George Doerr Deputy Regional Director Risk Management Division of Supervision and Consumer Protection San Francisco Region Federal Deposit Insurance Corporation	Brad Williamson Director of Banks Washington Department of Financial Institutions